FIRST TRUST
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April 30, 2012

First Trust Exchange-Traded AlphaDEX(R) Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

      It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of First Trust Exchange-Traded AlphaDEX(R) Fund II ("Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds"), which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the Investment Company Act of 1940 with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

      The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before April 30, 2013.

                               Very Truly Yours,

                               FIRST TRUST PORTFOLIOS L.P.

                               /s/ Mark R. Bradley
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                               Mark R. Bradley
                               Chief Financial Officer, Chief Operating Officer


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED ALPHADEX FUND II

/s/ Mark R. Bradley
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Mark R. Bradley
President